Exhibit 99.1

Two Harbors Investment Corp. Announces the Appointment of

Nicholas Letica as Chief Investment Officer

New York, August 15, 2022 – Two Harbors Investment Corp. (NYSE: TWO), an Agency + MSR mortgage real estate investment trust, today announced the appointment of Nicholas (Nick) Letica as Chief Investment Officer to lead the company’s Investment and Hedging Strategy. He will report directly to William Greenberg, President and Chief Executive Officer, who previously also held the role of Chief Investment Officer.

“I am very pleased to announce the addition of Nick Letica as our new Chief Investment Officer,” stated Mr. Greenberg. “With more than three decades of experience as a business and thought leader in the Agency mortgage space, I expect Nick will contribute greatly to our goal of providing attractive risk-adjusted returns to our stockholders and will aid us in the continued enhancement of our overall Agency + MSR strategy.”

Mr. Letica most recently served as a Managing Director at TD Securities where he was Co-Head of Securitized Products Sales and Trading and led the MBS trading business. Prior to that, Mr. Letica held the role of Managing Director / Senior Portfolio Manager at Cello Capital Management. His responsibilities included asset allocation of the MBS hedge fund portfolios, which included trading and hedging of the funds’ assets. Previously, Mr. Letica was a Managing Director at Citigroup Global Markets where he worked in the Mortgage Sales Group.  Prior to that, Mr. Letica served in leadership roles at Deutsche Bank, Bank of America Securities, and Bear Stearns among others. Mr. Letica holds a B.S. degree in Chemical Engineering from The Johns Hopkins University.

Two Harbors Investment Corp.

Two Harbors Investment Corp., a Maryland corporation, is a real estate investment trust that invests in residential mortgage-backed securities, mortgage servicing rights and other financial assets. Two Harbors is headquartered in St. Louis Park, MN. Additional information is available at www.twoharborsinvestment.com.

Additional Information

Stockholders of Two Harbors and other interested persons may find additional information regarding the company at the Securities and Exchange Commission’s Internet site at www.sec.gov or by directing requests to: Two Harbors Investment Corp., 1601 Utica Ave. S., Suite 900, St. Louis Park, MN, 55416, telephone 612-453-4100.

Contact

Paulina Sims, Senior Director, Investor Relations, Two Harbors Investment Corp., 612-446-5431, Paulina.Sims@twoharborsinvestment.com.